EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2021 Updates

Updates to 2021 Guidance

We previously provided guidance as of October 25, 2021 for, among other things, key sources and uses of capital for the year ending December 31, 2021, which was included in our Form 10-Q, filed with the Securities and Exchange Commission on October 25, 2021. Key updates to our guidance for 2021 include projected 2021 acquisitions, real estate dispositions and partial interest sales, as shown in the following table.

	As of 12/1/21
Key Sources and Uses of Capital	Range		Midpoint	Certain Completed Items	As of 10/25/21 Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$210	$250	$230		$230
Incremental debt	892	1,002	947		995
2020 debt capital proceeds held in cash	150	250	200		200
Real estate dispositions and partial interest sales	2,525	2,775	2,650	(1)	2,170
Common equity	3,533	3,533	3,533	Completed(2)	3,475
Total sources of capital	$7,310	$7,810	$7,560		$7,070
Uses of capital:
Construction	$1,960	$2,260	$2,110		$2,110
Acquisitions	5,350	5,550	5,450	(3)	4,960
Total uses of capital	$7,310	$7,810	$7,560		$7,070
Incremental debt (included above):
Issuance of unsecured senior notes payable	$1,750	$1,750	$1,750	Completed	$1,750
Principal repayments of unsecured senior notes payable	(650)	(650)	(650)	Completed	(650)
Unsecured senior line of credit, commercial paper, and other	(208)	(98)	(153)		(105)
Incremental debt	$892	$1,002	$947		$995

(1)Refer to the “2021 Real Estate Dispositions and Partial Interest Sales” table below.
(2)During the nine months ended September 30, 2021, we issued 16.2 million shares of common stock and received net proceeds of $2.8 billion. We expect to issue 4.6 million shares in 4Q21 to settle our remaining outstanding forward equity sales agreements and receive net proceeds of approximately $771.9 million.
(3)Refer to the “2021 Acquisitions” table below.

Summary of Leasing Activity and Key Development and Redevelopment Leases Executed

From October 1, 2021 through November 19, 2021, historic demand for our high-quality office/laboratory space translated into 2.4 million RSF of total leasing activity, including 1.5 million RSF of development and redevelopment leases, in only 49 days, representing both the highest total quarterly leasing activity and highest quarterly development and redevelopment leasing, in Company history. The following presents details of our key development and redevelopment leases executed from October 1, 2021 through November 19, 2021:

		RSF		Total Leased/Negotiating %
Property	Submarket/Market	Leases Executed in 4Q21	Total Property
Charles Park(1)	Cambridge/Greater Boston	403,892	408,259	100%
201 Brookline Avenue	Fenway/Greater Boston	107,174	510,116	96%
751 Gateway Boulevard	South San Francisco/ San Francisco Bay Area	230,592	230,592	100%
11255 and 11355 North Torrey Pines Road	Torrey Pines/San Diego	309,094	309,094	100%
9810 Darnestown Road	Rockville/Maryland	192,000	192,000	100%
Other		258,266
		1,501,018
(1)We expect to complete this acquisition in late December 2021.

2021 Acquisitions

The following presents real estate acquisitions completed through November 30, 2021 and pending 2021 acquisitions as of December 1, 2021 (dollars in thousands).

Property	Submarket/Market	Date of Purchase	Number of Properties	Operating Occupancy	Square Footage						Purchase Price
					Acquisitions With Development/Redevelopment Opportunities(1)
					Future Development	Active Development/Redevelopment	Operating With Future Development/ Redevelopment	Operating(2)	Operating	Total(3)

Completed in YTD 3Q21			76	93%	7,946,121	1,434,803	2,823,087	2,801,041	238,948	14,272,878	$3,941,902

Completed in October and November 2021:
1178 El Camino Real	South San Francisco/ San Francisco Bay Area	11/5/21	—	N/A	620,000	—	—	—	—	620,000	128,000
3420 and 3440 Hillview Avenue	Greater Stanford/ San Francisco Bay Area	10/5/21	2	75%	—	—	185,228	—	—	185,228	203,800
888 Bransten Road	Greater Stanford/ San Francisco Bay Area	11/4/21	—	N/A	210,830	—	—	—	—	210,830	55,000
Other	Various	Various	2	100%	—	—	135,423	—	164,073	299,496	61,060
			4		830,830	—	320,651	—	164,073	1,315,554	447,860
Pending acquisitions:
Charles Park	Cambridge/Greater Boston	Late December 2021	2	100%	TBD	403,892	—	4,367	—	408,259	815,000
Other											245,238
Completed and pending 4Q21 acquisitions											1,508,098
2021 acquisitions											$5,450,000

(1)We expect to provide total estimated costs and related yields for development and redevelopment projects in the future, subsequent to the commencement of construction.
(2)Represents the operating component of our value-creation acquisitions that is not expected to undergo development or redevelopment.
(3)Represents total square footage upon completion of development or redevelopment of a new Class A property. Square footage presented includes RSF of buildings currently in operations with future development or redevelopment opportunities. We intend to demolish and develop or redevelop the existing properties upon expiration of the existing in-place leases.

2021 Real Estate Dispositions and Partial Interest Sales

The following presents real estate dispositions and partial interest sales completed through November 30, 2021 and pending 2021 dispositions or partial interest sales as of December 1, 2021 (dollars in thousands, except sales price per RSF).

								Capitalization Rate (Cash Basis)				Sales Price per RSF
Property	Submarket/Market	Date of Sale	Interest Sold		RSF	Capitalization Rate				Sales Price(1)

Completed YTD 3Q21:
213 East Grand Avenue(2)	South San Francisco/ San Francisco Bay Area	4/22/21	70%		300,930	4.5%		4.0%		$301,000		$1,429
400 Dexter Avenue North(3)	Lake Union/Seattle	7/23/21	70%		290,111	4.1%		4.2%		254,814		$1,255
260 Townsend Street	SoMa/San Francisco Bay Area	7/30/21	100%		66,682	N/A		N/A		49,000		$735
220 and 240 2nd Avenue South	SoDo/Seattle	7/29/21	100%		80,160	N/A		N/A		24,100		$301
Land	Other/San Diego	3/12/21	100%		185,000	N/A		N/A		22,900		N/A
9444 Waples Street	Sorrento Mesa/San Diego	8/5/21	50%		88,380	N/A		N/A		11,469		$260
										663,283
Completed in October 2021:
409 and 499 Illinois Street(4)	Mission Bay/San Francisco Bay Area	10/5/21	35%		455,069	5.0%		4.2%		274,681		$1,366
1500 Owens Street(4)	Mission Bay/San Francisco Bay Area	10/5/21	25.1%		158,267

										274,681
Pending dispositions or sales of partial interest:
50 and 60 Binney(5)	Cambridge/Greater Boston	Mid-December 2021	66%		532,395	4.3%		3.9%		798,600		$2,273

1700 Owens Street and 455 Mission Bay Boulevard South(6)	Mission Bay/San Francisco Bay Area	Mid-December 2021	75%		367,738	4.2%	(8)	3.8%	(8)	399,250		$1,390	(8)
1450 Owens Street(6)	Mission Bay/San Francisco Bay Area		20%	(7)	191,000

Menlo Gateway(9)	Greater Stanford/San Francisco Bay Area	Mid-December 2021	49%		772,983	5.4%		5.1%		400,118	(9)	$1,430
Other	Seattle	Late December 2021	100%							115,000 – 120,000
										$2,653,432

(1)For sales of partial interests, represents the contractual sales price for the percentage interest of the property sold by us.
(2)We achieved an internal rate of return of 9.6% and a value-creation margin of 56% on this partial interest sale.
(3)We achieved an internal rate of return of 12.0% and a value-creation margin of 61% on this partial interest sale.
(4)We achieved an aggregate internal rate of return of 10.4% and an aggregate value-creation margin of 70% on these partial interest sales.
(5)This transaction is currently under an executed purchase and sale agreement. We expect to achieve an internal rate of return of 12.5% and a value-creation margin of approximately 145%.
(6)This transaction is currently under negotiation of a purchase and sale agreement. We expect to achieve an internal rate of return of 11.2% and a value-creation margin of approximately 125%.
(7)The initial noncontrolling interest for 1450 Owens Street of 20% is expected to increase to 75% over time through future equity contributions from our joint venture partner.
(8)Excludes the sales price related to our sale of a partial interest in our 1450 Owens Street land parcel.
(9)Represents the sale of our equity interest in an unconsolidated real estate joint venture. The sales price includes the assumption of our share of the debt held by our unconsolidated real estate joint venture of $141.3 million by the buyer. This transaction is currently under an executed purchase and sale agreement and is subject to lender approval of the loan assumption by the buyer. We expect to achieve an internal rate of return of 11.3% and a value-creation margin of approximately 23% on this transaction.

Class A Development and Redevelopment Properties: Summary of Pipeline

The following presents details of current development and redevelopment projects and our pre-leased/negotiating near-term projects and key pending acquisition of our Class A properties as of September 30, 2021, updated to reflect leases executed and leased/negotiating percentages as of November 19, 2021.

Market Property/Submarket		Square Footage				Percentages as of November 19, 2021				Occupancy(1)
	Dev/Redev	In Service	CIP	Total		Leased		Leased/Negotiating		Initial	Stabilized
Under construction
Greater Boston
325 Binney Street/Cambridge	Dev	—	462,100	462,100		100%		100%		2023	2024
The Arsenal on the Charles/Cambridge/Inner Suburbs	Redev	571,533	301,132	872,665		91		94		3Q21	2022
201 Brookline Avenue/Fenway(2)	Dev	—	510,116	510,116		81		96		2022	2023
840 Winter Street/Route 128	Redev	30,009	130,000	160,009		18		18		2023	2024
Other	Redev	—	453,869	453,869		—		—		2023	TBD
San Francisco Bay Area
Alexandria Center® for Life Science – South San Francisco/ South San Francisco	Dev	226,400	96,790	323,190		100		100		2Q21	2022
751 Gateway Boulevard/South San Francisco	Dev	—	230,592	230,592		100		100		2023	2023
Alexandria Center® for Life Science – San Carlos/Greater Stanford	Dev	316,546	209,583	526,129		100		100		4Q20	2022
3160 Porter Drive/Greater Stanford	Redev	43,578	48,722	92,300		88		88		3Q21	2022
New York City
Alexandria Center® for Life Science – Long Island City/New York City	Redev	74,141	104,959	179,100		49		52		4Q20	2022
San Diego
3115 Merryfield Row/Torrey Pines	Dev	—	146,456	146,456		100		100		2022	2022
SD Tech by Alexandria/Sorrento Mesa	Dev	—	195,435	195,435		100		100		2022	2022
5505 Morehouse Drive/Sorrento Mesa	Redev	—	79,945	79,945		100		100		4Q21	2022
10277 Scripps Ranch Boulevard/Other	Redev	32,774	37,267	70,041		47		47		2023	TBD
Seattle
Other	Redev	246,647	213,976	460,623		53		62		2022	2023
Maryland
9601 and 9603 Medical Center Drive/Rockville	Redev	—	94,256	94,256		51		51		2022	2023
9950 Medical Center Drive/Rockville	Dev	—	84,264	84,264		100		100		1H22	2022
700 Quince Orchard Road/Gaithersburg	Redev	—	169,420	169,420		100		100		4Q21	4Q21
20400 Century Boulevard/Gaithersburg	Redev	—	80,550	80,550		40		40		2022	2023
Research Triangle
Alexandria Center® for Life Science – Durham/Research Triangle(3)	Redev	326,445	325,936	652,381		77		77		2Q21	2022
Alexandria Center® for AgTech/Research Triangle(4)	Redev/Dev	206,212	134,188	340,400		83		92		3Q21	2022
Alexandria Center® for Advanced Technologies/Research Triangle	Dev	20,500	229,500	250,000	(5)	83	(5)	83	(5)	3Q21	2022
		2,094,785	4,339,056	6,433,841		77%		80%

(1)Initial occupancy dates are subject to leasing and/or market conditions. Multi-tenant projects may have occupancy by tenants over a period of time. Stabilized occupancy may vary depending on single tenancy versus multi-tenancy.
(2)We expect to achieve initial stabilized yields of 7.2% and 6.2% (cash basis), which represent improvements of 40 bps and 20 bps, from the respective initial stabilized yields disclosed on October 25, 2021. The increase is primarily attributable to higher rental rates.
(3)The recently acquired Alexandria Center® for Life Science – Durham campus redevelopment project includes three properties at 40 Moore Drive, 2400 Ellis Road, and 14 TW Alexander Drive. 2400 Ellis Road is 100% leased and was delivered in 2Q21. We expect stabilized occupancy for the remaining buildings in 2022.
(4)The strategic collaborative agtech campus consists of Phase I at 5 Laboratory Drive, including campus amenities, which was previously delivered, and Phase II at 9 Laboratory Drive.
(5)Represents 150,000 RSF that is 72% leased/negotiating at 8 Davis Drive and 100,000 RSF that is 100% leased at 10 Davis Drive.

Class A Development and Redevelopment Properties: Summary of Pipeline (continued)

Market Property/Submarket		Square Footage			Percentages as of November 19, 2021
	Dev/Redev	In Service	CIP	Total	Leased	Leased/Negotiating
Pre-leased/negotiating near-term projects and key pending acquisition
Greater Boston
Charles Park/Cambridge(1)	Redev	4,367	403,892	408,259	100%	100%
99 Coolidge Avenue/Cambridge/Inner Suburbs	Dev	—	275,000	275,000	—	—
The Arsenal on the Charles, Phase I/Cambridge/Inner Suburbs	Dev	—	100,000	100,000	—	84
The Arsenal on the Charles, Phase II/Cambridge/Inner Suburbs	Dev	—	100,000	100,000	—	88
15 Necco Street/Seaport Innovation District	Dev	—	350,000	350,000	—	97
50 and 60 Sylvan Road/Route 128	Redev	—	202,428	202,428	—	—
San Diego
11255 and 11355 North Torrey Pines Road/Torrey Pines	Dev	—	309,094	309,094	100	100
10931 and 10933 North Torrey Pines Road/Torrey Pines	Dev	—	242,000	242,000	—	100
Alexandria Point, Phase II/University Town Center	Dev	—	409,000	409,000	—	100
Alexandria Point, Phase I/University Town Center	Dev	—	171,102	171,102	100	100
Seattle
1150 Eastlake Avenue East/Lake Union	Dev	—	311,631	311,631	32	63
Maryland
9820 Darnestown Road/Rockville	Dev	—	250,000	250,000	—	100
9810 Darnestown Road/Rockville	Dev	—	192,000	192,000	100	100
9808 Medical Center Drive/Rockville	Dev	—	90,000	90,000	29	29
		4,367	3,406,147	3,410,514	35%	80%
		2,099,152	7,745,203	9,844,355	63%	80%

(1)We expect to complete this acquisition in late December 2021.

2022 Updates

2022 Guidance

The following introduces our 2022 guidance based on our current view of existing market conditions and other assumptions for the year ending December 31, 2022. There can be no assurance that actual amounts will not be materially higher or lower than these expectations.

Projected 2022 earnings per share and funds from operations per share attributable to Alexandria's common stockholders - diluted
Earnings per share(1)	$2.65 to $2.85
Depreciation and amortization of real estate assets	5.65
Allocation to unvested restricted stock awards	(0.04)
Funds from operations per share(2)	$8.26 to $8.46
Midpoint	$8.36

(1)Excludes unrealized gains or losses after December 31, 2021, that are required to be recognized in earnings and are excluded from funds from operations per share, as adjusted.
(2)Refer to “Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders” in this exhibit for additional details.

Key credit metrics	2022 Guidance
Net debt and preferred stock to Adjusted EBITDA – 4Q22 annualized	Less than or equal to 5.1x
Fixed-charge coverage ratio – 4Q22 annualized	Greater than or equal to 5.1x

Key assumptions	Low	High
Occupancy percentage in North America as of December 31, 2022(1)	95.2%	95.8%
Lease renewals and re-leasing of space:
Rental rate increases(2)	30.0%	35.0%
Rental rate increases (cash basis)	18.0%	23.0%
Same property performance:
Net operating income increase	5.5%	7.5%
Net operating income increase (cash basis)	6.5%	8.5%
Straight-line rent revenue	$150	$160
General and administrative expense	$168	$176
Capitalization of interest(3)	$269	$279
Interest expense	$90	$100

(1)As of September 30, 2021, we had 1.6 million RSF, or 4.1%, of vacancy related to recently acquired properties, representing lease-up opportunities that are expected to generate incremental annual rental revenues. We project the occupancy of operating properties in North America as of December 31, 2022 at a midpoint of 95.5%, representing a 190 bps increase over the 93.6% midpoint of our guidance range provided on October 25, 2021 for projected occupancy of operating properties in North America as of December 31, 2021.
(2)We are required to recognize a below-market lease liability when the in-place lease of an acquired operating property has terms unfavorable compared to market. This liability is amortized over the remaining term of the related lease as an increase in rental revenue. Our projection for rental rate increases in 2022 is impacted slightly by two in-place leases, aggregating 138,665 RSF, with below-market rents at the date of acquisition. These two recently acquired leases with significant below-market amortization revenue, are included in our range for projected 2022 rental rate increases of 30.0% to 35.0%. Excluding these two leases, our range for projected 2022 rental rate increases would have been 33.5% to 38.5%. We expect to achieve rental rate increases (cash basis) of 70.3% and 57.5% on these two leases.
(3)Refer to “Key Components of Projected 2022 Capitalization of Interest" table for additional information.

2022 Guidance (continued)

Key sources and uses of capital (in millions)	Range		Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$275	$325	$300
Incremental debt	1,375	1,025	1,200
Real estate dispositions and partial interest sales	1,300	2,100	1,700	(1)
Common equity	2,250	3,250	2,750
Total sources of capital	$5,200	$6,700	$5,950
Uses of capital:
Construction	$2,700	$3,200	$2,950	(2)
Acquisitions	2,500	3,500	3,000	(3)
Total uses of capital	$5,200	$6,700	$5,950
Incremental debt (included above):
Issuance of unsecured senior notes payable	$1,200	$1,700	$1,450
Unsecured senior line of credit, commercial paper program, and other	175	(675)	(250)
Incremental debt	$1,375	$1,025	$1,200

(1)Refer to “2022 Key Pending Real Estate Dispositions and Partial Interest Sales" table for additional information.
(2)Refer to "Key Components of Projected 2022 Construction Spending" table for additional information.
(3)Refer to the “2022 Key Pending Acquisitions” table for additional information.

One of our primary uses of capital relates to the development, redevelopment, pre-construction, and construction of properties. We currently have projects aggregating 7.7 million RSF under construction and near-term projects (80% leased/negotiating) of Class A office/laboratory space. We incur construction costs related to development, redevelopment, pre-construction, and other construction activities. We also incur additional project costs, including interest, property taxes, insurance, and other costs directly related and essential to the development, redevelopment, pre-construction, or construction of a project, during periods when activities necessary to prepare an asset for its intended use are in progress.

Key Components of Projected 2022 Construction Spending (in millions)	Amount	Percentage of Total

Construction of Class A Properties:
Under construction and near-term projects aggregating 7.7 million RSF (80% leased/negotiating)(1), and other projected 2022 starts	$2,230	76%
Mega campus expansion preconstruction work (entitlement, design, and site work) for ground-up developments with vertical construction commencing in 2023 and beyond	580	20
Revenue and non-revenue-enhancing capital expenditures	140	4
Total (midpoint)	$2,950	100%

(1)Primarily related to projects expected to generate greater than $615 million in future incremental annual rental revenue, including our pending acquisition of Charles Park in our Cambridge submarket, which is expected to close in late December 2021. Future incremental annual rental revenue from these active and near-term projects are expected to commence construction by 1Q23, with rental revenue commencing primarily from 4Q21 through 4Q24. The $615 million of annual rental revenue excludes annual rental revenue from other projected 2022 starts. Leased/negotiating status is as of November 19, 2021.

2022 Guidance (continued)

We capitalize interest cost as a cost of the project only during the period for which activities necessary to prepare an asset for its intended use are ongoing, provided that expenditures for the asset have been made and interest cost has been incurred. Indirect project costs, including construction administration, legal fees, and office costs that clearly relate to projects under development or construction, are capitalized as incurred during the period an asset is undergoing activities to prepare it for its intended use. We capitalized payroll and other indirect project costs related to development, redevelopment, pre-construction, and construction projects. Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant value for future ground-up development and are required for the vertical construction of buildings. Should we cease activities necessary to prepare an asset for its intended use, the interest, taxes, insurance, and certain other direct project costs related to this asset would be expensed as incurred. Expenditures for repairs and maintenance are expensed as incurred.

Key Components of Projected 2022 Capitalization of Interest	Percentage of Total
Under construction and near-term projects aggregating 7.7 million RSF (80% leased/negotiating)(1), and other projected 2022 starts	51%
Mega campus expansion preconstruction work (entitlement, design, and site work) for ground-up developments with vertical construction commencing in 2023 and beyond	21
Value-creation acquisitions closing during the three months ended December 31, 2021 and beyond	16
Other	12
100%

(1)Primarily related to projects expected to generate greater than $615 million in future incremental annual rental revenue, including our pending acquisition of Charles Park in our Cambridge submarket, which is expected to close in late December 2021. Future incremental annual rental revenue from these active and near-term projects are expected to commence construction by 1Q23, with rental revenue commencing primarily from 4Q21 through 4Q24. The $615 million of annual rental revenue excludes annual rental revenue from other projected 2022 starts. Leased/negotiating status is as of November 19, 2021.

2022 Acquisitions

The following presents pending and targeted real estate acquisitions for the year ending December 31, 2022 (dollars in thousands).

Property	Submarket/Market	Expected Date of Purchase	Number of Properties	Operating Occupancy	Square Footage					Purchase Price
					Acquisitions With Development/Redevelopment Opportunities(1)
					Future Development	Active Development/Redevelopment	Operating With Future Development/ Redevelopment	Operating	Total

1Q22 acquisitions:
3301-3307 Hillview Avenue	Greater Stanford/ San Francisco Bay Area	1Q22	4	100%	—	—	292,013	—	292,013	$446,000
Mercer Mega Block	Lake Union/Seattle	1Q22	—	N/A	800,000	—	—	—	800,000	143,500
Alexandria Center® for Life Science – Durham	Research Triangle/Research Triangle	1Q22	—	N/A	1,175,000	—	—	—	1,175,000	99,428
			4		1,975,000	—	292,013	—	2,267,013	688,928
Other pending acquisitions										711,072	(2)
										1,400,000
Other targeted 2022 acquisitions										1,600,000
2022 acquisitions (midpoint)										$3,000,000

2022 acquisitions guidance range									$2,500,000 – $3,500,000

(1)We expect to provide total estimated costs and related yields for development and redevelopment projects in the future, subsequent to the commencement of construction.
(2)Includes, among others, 1150 El Camino Real in our San Francisco Bay Area market and 8410-8750 Genesee Avenue (Costa Verde Center) in our San Diego market.

2022 Real Estate Dispositions and Partial Interest Sales

The following presents real estate dispositions and partial interest sales expected to be completed for the year ending December 31, 2022 (dollars in thousands).

Property	Market	Targeted Date of Sale	Sales Price(1)

Partial interest sale	Greater Boston	1Q22	$650,000	to	$750,000
Other real estate dispositions and partial interest sales		1Q22	50,000	to	150,000
Other targeted real estate dispositions and partial interest sales			600,000	to	1,200,000
2022 real estate dispositions and partial interest sales guidance range			$1,300,000	to	$2,100,000

(1)For sales of partial interests, represents the projected contractual sales price for the percentage interest of the property sold by us.

Definitions and Non-GAAP Measures

Adjusted EBITDA

We use Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), excluding stock compensation expense, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, impairments of real estate, and significant termination fees. Adjusted EBITDA also excludes unrealized gains or losses and significant realized gains and impairments that result from our non-real estate investments. These non-real estate investment amounts are classified in our consolidated statements of operations outside of revenues.

We use Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), excluding stock compensation expense, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, impairments of real estate, and significant termination fees. Adjusted EBITDA also excludes unrealized gains or losses and significant realized gains and impairments that result from our non-real estate investments. These non-real estate investment amounts are classified in our consolidated statements of operations outside of revenues.

In addition, we believe that excluding charges related to stock compensation and unrealized gains or losses facilitates for investors a comparison of our business activities across periods without the volatility resulting from market forces outside of our control. Adjusted EBITDA has limitations as a measure of our performance. Adjusted EBITDA does not reflect our historical expenditures or future requirements for capital expenditures or contractual commitments. While Adjusted EBITDA is a relevant measure of performance, it does not represent net income (loss) or cash flows from operations calculated and presented in accordance with GAAP, and it should not be considered as an alternative to those indicators in evaluating performance or liquidity.

Annual rental revenue

Annual rental revenue represents the annualized fixed base rental obligations, calculated in accordance with GAAP, for leases in effect as of the end of the period, related to our operating RSF. Annual rental revenue is presented using 100% of the annual rental revenue of our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Annual rental revenue per RSF is computed by dividing annual rental revenue by the sum of 100% of the RSF of our consolidated properties and our share of the RSF of properties held in unconsolidated real estate joint ventures. As of September 30, 2021, approximately 92% of our leases (on an RSF basis) were triple net leases, which require tenants to pay substantially all real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses (including increases thereto) in addition to base rent. Annual rental revenue excludes these operating expenses recovered from our tenants. Amounts recovered from our tenants related to these operating expenses, along with base rent, are classified in income from rentals in our consolidated statements of operations.

Capitalization Rates

Capitalization rates are calculated based upon net operating income and net operating income (cash basis) annualized for the quarter preceding the date on which the property is sold, or near term prospective net operating income.

Fixed-charge coverage ratio

Fixed-charge coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to fixed charges. We believe this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed financing obligations and preferred stock dividends. Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts).

Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders

GAAP-basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Nareit Board of Governors established funds from operations as an improved measurement tool. Since its introduction, funds from operations has become a widely used non-GAAP financial measure among equity REITs. We believe that funds from operations is helpful to investors as an additional measure of the performance of an equity REIT. Moreover, we believe that funds from operations, as adjusted, allows investors to compare our performance to the performance of other real estate companies on a consistent basis, without having to account for differences recognized because of real estate acquisition and disposition decisions, financing decisions, capital structure, capital market transactions, variances resulting from the volatility of market conditions outside of our control, or other corporate activities that may not be representative of the operating performance of our properties.

Definitions and Non-GAAP Measures (continued)
The 2018 White Paper published by the Nareit Board of Governors (the “Nareit White Paper”) defines funds from operations as net income (computed in accordance with GAAP), excluding gains or losses on sales of real estate, and impairments of real estate, plus depreciation and amortization of operating real estate assets, and after adjustments for our share of consolidated and unconsolidated partnerships and real estate joint ventures. Impairments represent the write-down of assets when fair value over the recoverability period is less than the carrying value due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.

We compute funds from operations, as adjusted, as funds from operations calculated in accordance with the Nareit White Paper, excluding significant gains, losses, and impairments realized on non-real estate investments, unrealized gains or losses on non-real estate investments, gains or losses on early extinguishment of debt, significant termination fees, acceleration of stock compensation expense due to the resignation of an executive officer, deal costs, the income tax effect related to such items, and the amount of such items that is allocable to our unvested restricted stock awards. Neither funds from operations nor funds from operations, as adjusted, should be considered as alternatives to net income (determined in accordance with GAAP) as indications of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of liquidity, nor are they indicative of the availability of funds for our cash needs, including our ability to make distributions.

Net cash provided by operating activities after dividends

Net cash provided by operating activities after dividends includes the deduction for distributions to noncontrolling interests. For purposes of this calculation, changes in operating assets and liabilities are excluded as they represent timing differences.

Net debt to Adjusted EBITDA and net debt and preferred stock to Adjusted EBITDA

Net debt to Adjusted EBITDA and net debt and preferred stock to Adjusted EBITDA are non-GAAP financial measures that we believe are useful to investors as supplemental measures in evaluating our balance sheet leverage. Net debt is equal to the sum of total consolidated debt less cash, cash equivalents, and restricted cash. Net debt and preferred stock is equal to the sum of net debt, as discussed above, plus preferred stock outstanding as of the end of the period. Refer to the definition of Adjusted EBITDA.

Net operating income

Net operating income is a non-GAAP financial measure calculated as net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairments of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it primarily reflects those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for investors to evaluate the operating performance of our consolidated real estate assets. Net operating income on a cash basis is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below-market lease revenue adjustments required by GAAP. We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases.

Operating statistics

We present certain operating statistics related to our properties, including number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations as of the end of the period. We believe these measures are useful to investors because they facilitate an understanding of certain trends for our properties. We compute the number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations at 100% for all properties in which we have an investment, including properties owned by our consolidated and unconsolidated real estate joint ventures.

Same property

Same property refers to all consolidated properties that were fully operating for the entirety of the comparative periods presented. Properties that underwent development or redevelopment at any time during the comparative periods, unconsolidated real estate joint ventures, properties classified as held for sale, and corporate entities (legal entities performing general and administrative functions) are excluded from same property results. Additionally, termination fees, if any, are excluded from the results of same properties.

Value-Creation Margin

We compute value-creation margins as the excess of sales proceeds over the carrying value of the property, as a percentage of our gross investment in real estate.